Exhibit (d)

The Guardian Insurance & Annuity Company, Inc.

Customer Service Office

[3900 Burgess Place, Bethlehem, PA 18017

1-800-441-6455]

INSURED	[JOHN DOE]				[35]-[MALE]	AGE AND SEX

FACE	INITIAL BASIC FACE AMOUNT AT ISSUE	$	[100,000	]	[V1234567]	POLICY NUMBER

AMOUNT	[INITIAL SUPPLEMENTAL FACE AMOUNT AT ISSUE]	$	[25,000	]	[AUG 01, 2008]	POLICY DATE

	TOTAL INITIAL FACE AMOUNT	$	[125,000	]	[AUG 01, 2008]	ISSUE DATE

PLAN OF INSURANCE	VARIABLE UNIVERSAL LIFE INSURANCE				[NON-SMOKER]	UNDERWRITING CLASS

Read this policy carefully. This policy is a legal contract between the owner and The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC will pay the death proceeds to the beneficiary upon receipt at the Customer Service Office of due proof that the insured died while this policy was in force. The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements and applications. This policy is issued and administered by GIAC at its Customer Service Office. GIAC’s home office is 1209 Orange Street, Wilmington, Delaware 19801. GIAC receives all communications at its Customer Service Office.

Secretary	President

ALL VALUES UNDER THIS POLICY WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED.

THE DEATH PROCEEDS, POLICY ACCOUNT VALUE, NET CASH SURRENDER VALUE AND ALTERNATE NET CASH SURRENDER VALUE UNDER THIS POLICY MAY INCREASE OR DECREASE DAILY, DEPENDING UPON PAYMENTS MADE, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, THE AMOUNT OF INTEREST CREDITED TO THE FIXED-RATE OPTION, THE AMOUNT OF CHARGES DEDUCTED, CHANGES IN FACE AMOUNT AND WHETHER PARTIAL WITHDRAWALS OR POLICY LOANS ARE TAKEN. SEE THE “DEATH PROCEEDS” AND “POLICY ACCOUNT VALUE” SECTIONS OF THIS POLICY FOR A FULL DESCRIPTION OF THESE VALUES.

THERE IS NO MINIMUM GUARANTEED NET CASH SURRENDER VALUE. THE LOAN VALUE OF THIS POLICY IS LESS THAN 100% OF THE POLICY ACCOUNT VALUE. SEE THE “PARTIAL WITHDRAWAL AND SURRENDER” AND THE “POLICY LOANS” SECTIONS OF THIS POLICY FOR A FULL DESCRIPTION OF THESE VALUES.

RIGHT TO CANCEL:

The owner has the right to examine this policy and return it for cancellation to the Customer Service Office or to the agent from whom it was purchased by the later of: 1) [10] days after receiving it; or 2) 45 days from the date the completed application was signed. The policy and a written cancellation notice must be delivered or mailed to cancel this policy. Any notice given by mail is effective on being postmarked, properly addressed, and postage prepaid. If the policy is canceled during this period, GIAC will refund any amounts paid. The policy will be void from the beginning.

Variable Universal Life Insurance Policy

•	Flexible premiums payable during the insured’s lifetime

•	Adjustable death proceeds payable upon insured’s death if policy is in force

•	Investment experience reflected in benefits

•	Non-participating—No dividends payable

11-CVUL

POLICY SUMMARY

This summary outlines some of the major policy provisions; it does not alter any of these provisions. The actual policy provisions set forth the full details and conditions of this policy; only the actual policy provisions will control.

We will pay the death proceeds to the beneficiary if the insured dies while this policy is in force. We will determine the actual death proceeds payable in accordance with the “Death Proceeds” provision. While this policy is in force, you may increase or decrease the Face Amount in accordance with the “Changing the Face Amount” provision. The Initial Total Face Amount is shown on the Policy Data page.

The premiums for this policy are flexible, which means that premium payments may be made at any time and for varying amounts, subject to the limits described in the “Premium Limitations” provision. However, the initial Planned Premium is shown on the Policy Data page. The initial Planned Premium is the premium you designated in the application; this premium is not required, but may be paid as elected. The payment of Planned Premiums does not guarantee that this policy will stay in force.

You may allocate all or part of any Net Premium to any of the Variable Investment Options and to the Fixed-Rate Option, subject to any applicable restrictions described in this policy. You may change the allocation of future Net Premiums (see the “Allocation of Net Premiums” provision). Amounts allocated to the Fixed-Rate Option will accrue interest at a guaranteed minimum effective interest rate of 3% per year. We may declare an interest rate greater than 3% at our discretion (see “The Fixed-Rate Option” Section).

The Policy Account Value is the sum of the values that are allocated to the Variable Investment Options, the Fixed-Rate Option, and the Loan Account. The Policy Account Value may vary daily with the investment experience of Separate Account N, the amount of interest credited to the Fixed-Rate Option, interest credited to outstanding loans, and charges deducted (see the “Policy Account Value” Section). You may transfer any portion of the Unloaned Policy Account Value among the Variable Investment Options and the Fixed-Rate Option, subject to the provisions set forth in the “Allocations and Transfers” Section.

This policy will stay in force as long as the Policy Account Value less Policy Debt is at least equal to zero. If the Policy Account Value less Policy Debt is less than zero, we allow a 61 day grace period in which to pay a premium to rectify this situation (see the “Grace Period” provision). If the required premium is not paid by the end of the grace period, this policy will lapse without value.

This policy does not have a minimum guaranteed Net Cash Surrender Value. If this policy has a Net Cash Surrender Value, you may, subject to limitations:

•	make partial withdrawals (see the “Partial Withdrawals” provision);

•	obtain a policy loan (see the “Policy Loans” Section);

•	surrender this policy for cash (see the “Surrender” provision);

•	use this policy to provide life income (see the “Payment Options” Section).

Any endorsements, additional benefit riders and applications which are attached to this policy follow.

11-CVUL	Page 2	[V123456)]

POLICY DATA

INSURED	[JOHN DOE]			[35]- [MALE]		AGE AND SEX
				[V1234567	]	POLICY NUMBER
				[NOV 01, 2011	]	POLICY DATE

FACE AMOUNT	INITIAL BASIC FACE AMOUNT	$	[100,000]
	INITIAL SUPPLEMENTAL FACE AMOUNT	$	[25,000]
	INITIAL TOTAL FACE AMOUNT	$	[125,000]

ISSUE DATE	[NOV 01, 2011]			[NON-SMOKER	]	UNDERWRITING CLASS

PLAN OF INSURANCE	VARIABLE UNIVERSAL LIFE INSURANCE – [EXECUTIVE BENEFITS VUL]

MATURITY DATE	[NOV 1, 2097] *		CASH VALUE ACCUMULATON			SECTION 7702 TEST

OWNER	[ABC CORPORATION]

BENEFICIARY	AS STATED IN THE APPLICATION OR AS SUBSEQUENTLY CHANGED IN THE OWNER’S SIGNED NOTICE.

BENEFITS AND PREMIUMS

BASIC POLICY		AMOUNT

PLANNED [ANNUAL] PREMIUM	$	[1,000	]

MINIMUM PREMIUM TO ISSUE POLICY	$	[71.40	]

FINAL DATE FOR REQUESTING FACE AMOUNT INCREASES				[NOV 01 2069]

AMENDMENT TO OWNER PROVISION RIDER

TARGET PREMIUM	$	[500	]

MINIMUM BASIC FACE AMOUNT: [$100,000]

*	Coverage may expire prior to the maturity date shown even if planned premiums are paid. The continuation of coverage depends on a number of factors including the amount and frequency of premium payments, the investment performance of the Variable Investment Options to which premiums are allocated, the interest credited to the Fixed-Rate Option, the current charges assessed against the Policy Account Value, and whether partial withdrawals or policy loans have been taken.

To obtain information about your coverage you may call your agent or contact our Customer Service Office at:

[3900 Burgess Place
Bethlehem, PA 18017
1-800-441-6455]

11-CVUL	Page 3	{POL NO}

POLICY DATA – CONT’D

PREMIUM ALLOCATION INFORMATION

Your initial Premium Allocation is as follows:

[The Fixed-Rate Option	25%
The Guardian Stock Fund	25%

The Guardian Bond Fund	25%
Gabelli Capital Asset Fund	25	%]

POLICY LOANS

Loan interest is payable in arrears. Policy loans bear interest at a yearly rate of 4%, until [11/1/2033]. Beginning on [11/1/2033], policy loans will bear interest at a yearly rate of 3.5%.

See “Policy Loans” section for details on loan value.

PREMIUM CHARGE

We deduct a charge of [3%] from each premium payment

MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

1.	COST OF INSURANCE (COI) CHARGES

We deduct the current COI charge for the Basic Policy on each Monthly Processing Date. We base the monthly COI charge on the current COI rates. The current COI rate will never exceed the maximum monthly COI rate for the applicable Attained Age. The Table of Maximum Monthly Cost of Insurance Rates is shown on page 4. See the “Monthly Cost of Insurance” provision for further information.

2.	ADMINISTRATIVE CHARGES

We deduct the following administrative charges for the Policy on each Monthly Processing Date.

•	$[223] deducted monthly for the first [15] policy years.

3.	MAXIMUM MORTALITY AND EXPENSE RISK CHARGE

We deduct a Mortality and Expense Risk charge for the Policy on each Monthly Processing Date. The charge is equal to a percentage of the total amount of Policy Account Value in the Variable Investment Options. The maximum percentage we will use for this charge is [0.054]%.

11-CVUL	Page 3.1	{POL NO}

POLICY DATA – CONT’D

TRANSACTION DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

TRANSFERS

The minimum amount which may be transferred from a Variable Investment Option and the Fixed-Rate Option is the lesser of: a) $100, or b) the entire value of that option. We reserve the right to charge $25 for each transfer after the 12th transfer in a Policy Year. Additional restrictions regarding transfers are described in “Allocation and Transfers” section of this policy. Dollar Cost Averaging transfers will be made from the [RS Money Market VIP Series]. This is called the DCA Transfer Fund. Transfers from the DCA Transfer Fund do not count towards the 12 free transfers mentioned above.

PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE

The minimum partial withdrawal is $500. We reserve the right to limit the number of withdrawals in a Policy Year to 12. See the “Partial Withdrawals and Surrender” section of this policy for further information.

EXCHANGE CHARGE

The table below shows the exchange charge that may apply upon certain full surrenders of the policy. For further information, see the “Partial Withdrawals and Surrender” section of this policy.

POLICY YEAR	EXCHANGE CHARGE

1	$	[3,578.40
2		3,220.56
3		2,862.72
4		2,504.88
5		2,147.04
6		1,789.20
7		1,431.36
8		1,073.52
9		715.68
10		357.84
11 and thereafter		0	]

11-CVUL	Page 3.2	{POL NO}

TABLE OF ALTERNATE NET CASH SURRENDER VALUE PERCENTAGES

Table of percentages used in the calculation of the Alternate Net Cash Surrender Value. See the Alternate Net Cash Surrender Value provision of the policy for further information. The COI ANCSV Factor is [.675].

Policy Month	Percentage
1	[100.00%
2	100.00%
3	100.00%
4	100.00%
5	100.00%
6	100.00%
7	100.00%
8	100.00%
9	100.00%
10	100.00%
11	100.00%
12	100.00%
13	98.75%
14	97.50%
15	96.25%
16	95.00%
17	93.75%
18	92.50%
19	91.25%
20	90.00%
21	88.75%
22	87.50%
23	86.25%
24	85.00%
25	84.17%
26	83.33%
27	82.50%
28	81.67%
29	80.83%
30	80.00%
31	79.17%
32	78.33%
33	77.50%
34	76.67%
35	75.83%
36	75.00%
37	74.25%
38	73.50%
39	72.75%
40	72.00%
41	71.25%
42	70.50%

Policy Month	Percentage
43	69.75%
44	69.00%
45	68.25%
46	67.50%
47	66.75%
48	66.00%
49	63.92%
50	61.83%
51	59.75%
52	57.67%
53	55.58%
54	53.50%
55	51.42%
56	49.33%
57	47.25%
58	45.17%
59	43.08%
60	41.00%
61	38.92%
62	36.83%
63	34.75%
64	32.67%
65	30.58%
66	28.50%
67	26.42%
68	24.33%
69	22.25%
70	20.17%
71	18.08%
72	16.00%
73	14.67%
74	13.33%
75	12.00%
76	10.67%
77	9.33%
78	8.00%
79	6.67%
80	5.33%
81	4.00%
82	2.67%
83	1.33%
84 & Over	0.00%]

11-CVUL	Page 3 ANCSV	{POL NO}

TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF NET AMOUNT AT RISK

Monthly cost of insurance charges are based on current cost of insurance rates. The current cost of insurance rate applicable to the Net Amount at Risk will never exceed the applicable maximum monthly cost of insurance rate shown below. See the “Monthly Cost of Insurance” provision of this policy for further information.

INSURED’S ATTAINED AGE	RATE

[35]	[0.09089]
[36]	[0.09589]
[37]	[0.10007]
[38]	[0.10758]
[39]	[0.11425]
[40]	[0.12176]
[41]	[0.13178]
[42]	[0.14430]
[43]	[0.15850]
[44]	[0.17520]
[45]	[0.19441]
[46]	[0.21279]
[47]	[0.23285]
[48]	[0.24455]
[49]	[0.25793]
[50]	[0.27717]
[51]	[0.29975]
[52]	[0.33071]
[53]	[0.36419]
[54]	[0.40691]
[55]	[0.45970]
[56]	[0.51338]
[57]	[0.57128]
[58]	[0.62083]
[59]	[0.67798]
[60]	[0.74695]
[61]	[0.83114]
[62]	[0.93398]
[63]	[1.04963]
[64]	[1.17137]
[65]	[1.30009]
[66]	[1.43072]
[67]	[1.56327]
[68]	[1.70627]
[69]	[1.85467]
[70]	[2.03500]
[71]	[2.23720]
[72]	[2.50360]
[73]	[2.78562]
[74]	[3.08342]
[75]	[3.41024]
[76]	[3.76820]
[77]	[4.18587]
[78]	[4.67661]
[79]	[5.24717]
[80]	[5.87410]

INSURED’S ATTAINED AGE	RATE

[81]	[6.59415]
[82]	[7.35120]
[83]	[8.17591]
[84]	[9.09944]
[85]	[10.14422]
[86]	[11.31891]
[87]	[12.62238]
[88]	[14.04388]
[89]	[15.57220]
[90]	[17.19964]
[91]	[18.76184]
[92]	[20.42406]
[93]	[22.21645]
[94]	[24.15514]
[95]	[26.24420]
[96]	[28.20561]
[97]	[30.35199]
[98]	[32.70866]
[99]	[35.30337]
[100]	[38.17512]
[101]	[40.53000]
[102]	[43.11768]
[103]	[45.96629]
[104]	[49.11195]
[106]	[52.54884]
[107]	[56.37067]
[108]	[60.64050]
[109]	[65.43820]
[110]	[70.86240]
[111]	[77.04001]
[112]	[83.33333]
[113]	[83.33333]
[114]	[83.33333]
[115]	[83.33333]
[116]	[83.33333]
[117]	[83.33333]
[118]	[83.33333]
[119]	[83.33333]
[120]	[83.33333]

11-CVUL	Page 4	{POL NO}

TABLE OF DEATH BENEFIT FACTORS

Death Benefit Factors are used to calculate the death benefit provided under the Section 7702 Minimum Death Benefit (see the “Death Proceeds” section of this policy for further information).

INSURED’S ATTAINED AGE	FACTOR

[35]	[2.50]
[36]	[2.50]
[37]	[2.50]
[38]	[2.50]
[39]	[2.50]

[40]	[2.50]
[41]	[2.43]
[42]	[2.36]
[43]	[2.29]
[44]	[2.22]

[45]	[2.15]
[46]	[2.09]
[47]	[2.03]
[48]	[1.97]
[49]	[1.91]

[50]	[1.85]
[51]	[1.78]
[52]	[1.71]
[53]	[1.64]
[54]	[1.57]

[55]	[1.50]
[56]	[1.46]
[57]	[1.42]
[58]	[1.38]
[59]	[1.34]

[60]	[1.30]
[61]	[1.28]
[62]	[1.26]
[63]	[1.24]
[64]	[1.22]

[65]	[1.20]
[66]	[1.19]
[67]	[1.18]
[68]	[1.17]
[69]	[1.16]

[70]	[1.15]
[71]	[1.13]
[72]	[1.11]
[73]	[1.09]
[74]	[1.07]

INSURED’S ATTAINED AGE	FACTOR

[75]	[1.05]
[76]	[1.05]
[77]	[1.05]
[78]	[1.05]
[79]	[1.05]

[80]	[1.05]
[81]	[1.05]
[82]	[1.05]
[83]	[1.05]
[84]	[1.05]

[85]	[1.05]
[86]	[1.05]
[87]	[1.05]
[88]	[1.05]
[89]	[1.05]

[90]	[1.05]
[91]	[1.04]
[92]	[1.03]
[93]	[1.02]
[94]	[1.01]

[95]	[1.00]
[96]	[1.00]
[97]	[1.00]
[98]	[1.00]
[99]	[1.00]
[100] +	1.00

11-CVUL	Page 4.1	{POL NO}

WE & YOU

In this policy, the words “we”, “our” or “us” refer to The Guardian Insurance & Annuity Company, Inc. and the words “you” or “your” refer to the Owner of this policy.

When you write to us, please include the policy number, the Insured’s full name, and your current address.

APPLICATION - Attached to the Policy

RIDERS OR ENDORSEMENTS
(IF ANY) - Attached to the Policy

11-CVUL	Page 5	{POL NO}

1. DEFINITIONS

Certain important terms used in this policy are defined below. Additional terms, not explained here, are defined in other parts of this policy.

Allocation Options	The Allocation Options consist of the Variable Investment Options and the Fixed-Rate Option.

Alternate Net Cash Surrender Value	During the first 83 Policy Months, the Net Cash Surrender Value is increased to the amount described in the Alternate Net Cash Surrender Value provision. This amount only applies upon a full surrender of the policy and is subject to the limitations described in the Alternate Net Cash Surrender Value provision. After the 83rd Policy Month, the Alternate Net Cash Surrender Value equals the Net Cash Surrender Value.

Attained Age	The insured’s Issue Age as shown on the Policy Data page, plus the number of Policy Years completed since the Policy Date.

Basic Policy	This policy, including any attached endorsements and applications, but excluding any additional benefit riders.

Basic Face Amount	The Basic Face Amount is shown on the Policy Data page.

Business Day	Each day that GIAC processes transactions, currently including each day that the New York Stock Exchange or its successor is open for trading and GIAC is open for business. GIAC’s close of business is 4:00 PM New York City time or, if earlier, the close of the New York Stock Exchange. If any transaction or event occurs or is scheduled to occur on a day that is not a Business Day, or if a transaction is received after GIAC’s close of business, such transaction or event will be deemed to occur as of the next following Business Day unless otherwise specified.

Good Order	Notice from the party authorized to initiate a policy transaction under this policy in a format satisfactory to us, including all information we require to process the requested transaction under this policy.

Initial Total Face Amount	The Total Face Amount on this policy’s Issue Date.

Internal Revenue Code	The Internal Revenue Code of 1986, as amended, and its related rules and regulations.

Investment Unit	A unit of measure used to determine the value attributable to a Variable Investment Option.

Issue Age	The insured’s age on the birthday nearest the Policy Date. The Issue Age is shown on the Policy Data page.

Issue Date	The date this policy is issued at the Customer Service Office. The Issue Date and Customer Service Office address is shown on the Policy Data page.

Loan Account	An account to which values from the Variable Investment Options and the Fixed-Rate Option are transferred when a policy loan is taken. The Loan Account is equal to the Loan Amount plus interest credited to the Loan Amount since the last Policy Anniversary.

Loan Amount	Loan Amount is the sum of any amounts borrowed plus any capitalized loan interest less any loan repayment.

Monthly Deductions	The total of the charges due and payable on each Monthly Processing Date.

11-CVUL	Page 6	{POL NO}

Monthly Processing Date	The Business Day of each Policy Month on which the Monthly Deductions are deducted from the Policy Account Value and certain policy benefits and values are calculated. The Monthly Processing Date is the same date of each calendar month as the Policy Date, or the last day of a calendar month, if earlier. If such day is not a Business Day, the Monthly Processing Date will be the next following Business Day.

Net Amount at Risk

The amount calculated as:

•    the amount of death benefit on the Monthly Processing Date; less

•    the Policy Account Value on that Monthly Processing Date after the subtraction of all monthly deductions due on that date other than cost of insurance charges.

The Net Amount at Risk can never be less than zero.

Net Cash Surrender Value	The Policy Account Value less any Policy Debt.

Net Premium	The portion of a premium payment that is allocated to the Variable Investment Options or the Fixed-Rate Option. We deduct a premium charge based on the percentages shown on the Policy Data pages from each premium payment before allocation.

Planned Premium	The premium you designate in the application. The amount or mode of the Planned Premium may be changed if we receive your signed written request for such change in Good Order at the Customer Service Office.

Policy Account Value	The sum of the values of the Variable Investment Options, the Fixed-Rate Option and the Loan Account. In this policy, the Policy Account Value on a Monthly Processing Date is the value after the subtraction of all Monthly Deductions due on that date, unless specified otherwise.

Policy Anniversary	The same date of each calendar year as the Policy Date.

Policy Date	The Policy Date is shown on the Policy Data page. Policy Months, Policy Years and Policy Anniversaries are measured from the Policy Date. This date also determines the insured’s Issue Age.

Policy Debt	The Loan Amount, plus accrued and unpaid loan interest.

Policy Year	The period of time between one Policy Anniversary and the next Policy Anniversary.

Section 7702	The section of the Internal Revenue Code that defines life insurance.

Supplemental Face Amount	An optional face amount you can elect under this policy. The Supplemental Face Amount plus the Basic Face Amount make up the policy’s Total Face Amount. Any increase in Total Face Amount made to this policy after it is in force is considered to be an increase in the Supplemental Face Amount. The Supplemental Face Amount ends on the Policy Anniversary nearest the insured’s 100th birthday.

Total Face Amount	A component of the death benefit. It is the sum of current Basic Face Amount and the current Supplemental Face Amount, after giving effect to any increases or decreases made. On the Policy Anniversary on which the insured is Attained Age 100, the Supplemental Face Amount coverage will end. Thereafter, the Total Face Amount will be the Basic Face Amount in effect on the date of death of the insured.

Unit Value	The value of an Investment Unit.

Unloaned Policy Account Value	The Policy Account Value less any amount in the Loan Account. In this policy, the Unloaned Policy Account Value on a Monthly Processing Date is the value after the subtraction of the Monthly Deductions due on that date, unless specified otherwise.

Variable Investment Options	The investment divisions of The Guardian Separate Account N (Account N).

11-CVUL	Page 7	{POL NO}

2. DEATH PROCEEDS

Death Proceeds

The death proceeds become payable to the beneficiary upon our receipt at the Customer Service Office of due proof in Good Order that the insured died while this policy was in force. The death proceeds payable are the sum of the following:

•	the greater of the Total Face Amount of this policy or the Section 7702 Minimum Death Benefit as of the date of death; and

•	any insurance on the insured’s life provided by additional benefit riders;

less, as of the date of the insured’s death:

•	any Policy Debt; and

•	an amount to bring the Policy Account Value less Policy Debt up to zero, if such amount is less than zero as of the date of death.

Maturity Benefit

The Maturity Date is the Policy Anniversary on which the insured is Attained Age 121 and is shown on the Policy Data page. We will pay to you the Policy Account Value, less any Policy Debt, as of the Maturity Date if you choose not to continue coverage beyond age 121 as provided in the Age 121 provision.

Section 7702 Minimum Death Benefit

The amount of death benefit will always equal or exceed the minimum death benefit required by the Cash Value Accumulation Test under Section 7702.

The minimum death benefit required under Section 7702 on any date is equal to the Policy Account Value (the Alternate Net Cash Surrender Value plus Policy Debt during the first 83 Policy Months) on that date (after any Monthly Deductions due on that date have been deducted except for Cost of Insurance charges) multiplied by the factor for the appropriate Attained Age shown in the Table of Death Benefit Factors on the Policy Data pages.

3. CHANGING THE FACE AMOUNT

Increases in Face Amount

The Basic Face Amount may not be increased. However, the Total Face Amount may be increased by requesting an increase in the Supplemental Face Amount as of any Policy Anniversary on or after the first Policy Anniversary, but not later than the final date for requesting face amount increases shown on the Policy Data page. Any request to increase the Total Face Amount is subject to our underwriting rules in effect at the time the increase is requested.

We must receive your signed written request to increase the Supplemental Face Amount at our Customer Service Office in Good Order prior to the Policy Anniversary on which the increase is to take effect. Any increase will take effect on the Policy Anniversary that next follows our approval of your request based on our then current underwriting requirements. The insured must still be living on that Policy Anniversary for the increase to be effective. The issue age for an increase in face amount will be the insured’s Attained Age under the policy at the time the increase takes effect. The minimum Face Amount increase is $10,000.

11-CVUL	Page 8	{POL NO}

Decreases in Face Amount

You may request a decrease in the Total Face Amount at any time. We must receive your signed written request for the decrease in Good Order at the Customer Service Office. To process a decrease in the Total Face Amount, we require that:

•	the insured is living on the date the decrease will take effect;

•	the amount of the decrease is at least $5,000; and

•	any reduction in the Basic Face Amount must not cause the Basic Face Amount to be less than the minimum amount shown on the Policy Data page .

The decrease will take effect on the Policy Anniversary that is on or next follows the date we receive a request to decrease the Total Face Amount that meets all of the above requirements. The underwriting class may change if the reduced face amount does not meet the minimum requirements for that class. A decrease is applied first to reduce any Supplemental Face Amount. Once the Supplemental Face Amount is equal to zero, any further decreases will be applied to reduce the Basic Face Amount.

The policy’s Total Face Amount may also be decreased when you request a partial withdrawal. This type of decrease will be treated the same as any other decrease, except that the $5,000 minimum does not apply.

4. OWNER AND BENEFICIARY

Owner

The owner is named in the application or in any later change shown in our records. While the insured is living and subject to any assignment on file with us, the owner alone has the right to receive all benefits and exercise all rights this policy grants or we allow.

Successor Owner

A numbered sequence may be used to name successor owners. If the owner dies, ownership passes to the next designated successor owner then living. If none is then living, ownership passes to the owner’s estate. No successor owner is permitted when the insured and the owner are the same person.

Joint Owner

If more than one person is named as owner with no numbered sequence or the same number sequence (as described in “Successor Owner” above), they are joint owners. Except for transfers, any request for a policy transaction or change must be signed by all of the joint owners named in our records. Unless otherwise provided, if a joint owner dies, ownership passes to the surviving joint owner(s) equally. When the last joint owner dies, ownership passes to that person’s estate, unless otherwise provided.

Beneficiary

The beneficiary is named in the application or in any later change shown in our records. We will pay the death proceeds to the beneficiary, subject to the terms of the “Death Proceeds” provision. Unless otherwise provided, in order to receive proceeds at the insured’s death, a beneficiary must be living on the earlier of:

•	the date we receive due proof of the insured’s death in Good Order at the Customer Service Office; or

•	the 15th day after the insured’s death.

Unless otherwise provided, if no designated beneficiary is living on such earlier date, the owner or the owner’s estate is the beneficiary.

Contingent Beneficiary

A numbered sequence may be used to name contingent beneficiaries. The beneficiary is the living person(s) designated by the lowest number in the sequence.

Concurrent Beneficiary

If more than one person is named as beneficiary with no number or the same number, those persons are concurrent beneficiaries. Shares are equal, unless otherwise specified. If shares are equal, the share of a concurrent beneficiary who predeceases the insured will be shared equally by the surviving concurrent beneficiaries. If unequal shares are specified and a concurrent beneficiary predeceases the insured, the beneficiary of that share will be the owner or the owner’s estate.

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Change of Owner or Beneficiary

You may change the owner of this policy or a beneficiary by your signed written request in Good Order. If you change the owner to the insured or another individual, you must also send the policy to our Customer Service Office. The change will take effect as of the date the request is signed, whether or not the insured is living when we receive the request at the Customer Service Office. However, the change will not apply to any payments we made or actions we took on or before the date we receive the request.

Assignment

We will not be bound by any assignment unless the original, or a copy, is filed at the Customer Service Office in Good Order. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the beneficiary. The rights of any owner or beneficiary and the entire contract, as defined in “The Contract” provision of this policy, will be subject to the assignment. We will rely solely on the assignee’s statement as to the amount of the assignee’s interest. We will not be responsible for the validity of any assignment. Unless otherwise provided, the assignee may exercise all rights this policy grants except: the right to change the owner or beneficiary, the right to elect a Payment Option, and the right to allocate or transfer amounts among the Variable Investment Options and the Fixed-Rate Option.

Assignments are subject to all payments we made or actions we took on or before the date we receive the assignment in Good Order at the Customer Service Office.

5. PREMIUMS, LAPSE AND REINSTATEMENT

Premium Payment

The first premium is due on the Issue Date. This premium must be at least equal to the Minimum Premium to Issue Policy, which is shown on the Policy Data page. If the Policy Date of this policy is backdated, then the first premium must also be enough to cover Monthly Deductions due between the Policy Date and the Issue Date. This policy is in force when the first premium is paid, but not before the Issue Date. After the first premium, all other premiums are payable only at the Customer Service Office. Upon request, we will give you a receipt signed by one of our officers.

A Planned Premium may have been selected when this policy was applied for. If so, we will send reminder notices for the Planned Premium annually, semi-annually, or quarterly as requested to the address the owner has designated. However, no premium needs to be paid as long as the Policy Account Value less any Policy Debt is greater than or equal to zero.

The minimum premium payment we will accept is $100 unless we have authorized payment under a pre-authorized check plan. The minimum premium payment we will accept under a pre-authorized check plan is $25.

All premiums are subject to our premium limitations.

Premium Limitations

We will accept any payment that would not result in an increase in the death proceeds as a result of Section 7702. If a premium would cause such an increase, we will accept the payment as long as the cumulative payments in the Policy Year in which the payment is received do not exceed 10 times the Target Premium shown on the Policy Data page. We will refund to you any portion of a premium payment that violates these rules unless the payment is necessary to keep the policy in force. However, such premium may be accepted if satisfactory evidence of insurability of the insured is provided to us. In this case, the premium will be applied to the policy once the underwriting process is complete.

Crediting Payments

When a payment is received at the Customer Service Office without being identified as a premium payment, such payment will be applied first, to repay any Policy Debt, and then, as a premium payment. Any payment received during the grace period will be treated as an unidentified payment. All premium payments will be credited as of the Business Day of receipt in Good Order at the Customer Service Office.

Determination of Premium Charges

A premium charge is a charge that is deducted from premium payments before they are credited to the policy. We determine the premium charge by multiplying the Premium Charge Percentage shown on the Policy Data page by the amount of the premium payment.

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Continuation of Insurance

On each Monthly Processing Date, Monthly Deductions are subtracted from the Unloaned Policy Account Value. If, after subtracting these charges, the Policy Account Value minus any Policy Debt is less than zero, this policy is in danger of lapsing.

Grace Period

We allow a grace period of 61 days after any Monthly Processing Date on which the Policy Account Value, after subtracting the Monthly Deductions, minus any Policy Debt is less than zero. During the grace period, the policy remains in force. During the grace period, in order to prevent your policy from lapsing, you must make a payment such that the Policy Account Value less Policy Debt is greater than or equal to zero. Before applying this payment to the policy, we will deduct any Monthly Deductions that are due but were unpaid because the Policy Account Value was insufficient to cover such charges. If you do not make such a premium payment by the end of the 61-day grace period, this policy will lapse without value.

While the policy is in the grace period, we will mail a notice, at least 30 days before the end of the grace period, to notify you that the policy is in danger of lapsing. This notice will be mailed to the address the owner has designated, as well as to any assignee on our records.

Reinstatement

If this policy lapses, it may be eligible for reinstatement within 3 years after the date of lapse. The reinstatement will not take effect until we approve the application for reinstatement, and receive payment of all amounts due as described below. We will not reinstate this policy if it was previously surrendered for its Net Cash Surrender Value.

The requirements for reinstatement are:

•	Signed written application received at our Customer Service Office in Good Order;

•	Evidence of insurability satisfactory to us;

•	The insured must be living on the date the reinstatement takes effect;

•

Payment or reinstatement of any outstanding Policy Debt as of the date of lapse with interest at the policy loan interest rate from the date of lapse to the date of reinstatement (see the “Policy Loans” provision). We will also credit interest to the Loan Amount at the minimum interest rate described in the “Loan Account” provision;

•	A premium payment is made that is enough to cover after deduction of premium charges:

•	any Monthly Deductions which were due during the policy’s grace period, but uncollected, plus interest on this amount at an annual rate of 6% from the date of lapse to the date of reinstatement; and

•	an amount equal to 3 times the Monthly Deductions due on the Monthly Processing Date on which the reinstatement will be effective.

The date of reinstatement will be the Monthly Processing Date on or after the date we approve the reinstatement. Charges for the policy after reinstatement will be based on the Attained Age at the time of reinstatement and the duration from original issue of the policy. The Policy Account Value upon reinstatement will be the Policy Account Value in effect at the time of lapse, plus the premium payment described above after the deduction of the premium charge plus interest credited to the Loan Account from the date of lapse.

6. ALLOCATIONS AND TRANSFERS

Allocation of Net Premiums

On the Issue Date, we will allocate any Net Premiums received prior to the Issue Date to the Allocation Options in accordance with your premium allocation percentages then in effect. The allocation percentages in effect on the Issue Date are those designated in the application; they are also shown on the Policy Data pages.

You may subsequently change your premium allocation percentages for future premiums by sending us your signed written request in Good Order. Any allocation change will only apply to premiums received on or after the Business Day on which your request was received at our Customer Service Office. All allocation percentages must be in whole numbers; no fractional percentages are permitted. The sum of the percentages allocated among the options must equal 100.

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Transfers

The owner may transfer all or a portion of the Unloaned Policy Account Value among the Variable Investment Options and the Fixed-Rate Option, subject to the conditions described below.

•	We must receive your proper request for transfer in Good Order at the Customer Service Office.

•	The minimum amount which may be transferred from a Variable Investment Option or the Fixed-Rate Option is the lesser of the amount shown on the Policy Data pages, or the entire value of that option.

•

We reserve the right to assess a charge for each transfer, after the twelfth transfer in a Policy Year. The amount of the transfer charge is shown on the Policy Data pages. If such charge is assessed, we will deduct the transfer charge from the options from which the amounts are transferred. However, a transfer charge will not be assessed for certain transactions as described elsewhere in this policy.

We also reserve the right, in our reasonable discretion, to limit, modify, restrict, suspend or eliminate an owner’s right to make transfers. A limitation or modification could be applied to transfers to, or from, one or more of the Variable Investment Divisions and the Fixed-Rate Option and could include, but is not limited to:

•	Requiring the owner’s transfer requests to be made through the U.S. Postal Service or otherwise restricting electronic or telephonic transaction privileges;

•

Refusing or otherwise restricting any transfer request by an owner which we believe alone or with a group of transfer requests may have a detrimental effect on Account N or the underlying Variable Investment Options; or if we are informed by any registered investment company of a Variable Investment Option that the purchase or redemption of shares to execute a transfer request would have a detrimental effect on the applicable Variable Investment Option(s).

Frequency of Transfers and Effective Dates

We reserve the right to limit transfers among the Variable Investment Options or into the Fixed-Rate Option to once every 30 days. Any transfer among the Variable Investment Options or into the Fixed-Rate Option will be effective as of the close of the Business Day on which we receive the request in Good Order at the Customer Service Office.

We allow transfers from the Fixed-Rate Option into one or more of the Variable Investment Options only once each year, on or within 30 days before or after a Policy Anniversary. The maximum amount that may be transferred from the Fixed-Rate Option each Policy Year is the greatest of: (a) 33 1/3% of the Policy Account Value attributable to the Fixed-Rate Option on the Policy Anniversary nearest our receipt of your request to transfer; (b) the total amount transferred from the Fixed-Rate Option in either of the 2 preceding Policy Years; or (c) $2500.

Transfers from the Fixed-Rate Option will be effective:

•	as of the Policy Anniversary, if we receive your transfer request at the Customer Service Office on or within 30 days prior to that anniversary; or

•	as of the close of the Business Day on which we receive your transfer request at the Customer Service Office, if such request is received within 30 days after a Policy Anniversary.

We will not process any request for transfer from the Fixed-Rate Option that is received on any other date.

Dollar Cost Averaging Transfer Option

You may make monthly transfers under the Dollar Cost Averaging Transfer Option if a portion of the Policy Account Value is attributable to the DCA Transfer Fund shown on the Policy Data page.

Under this option, an amount that you specify will be automatically transferred from the DCA Transfer Fund on a Monthly Processing Date and into one or more of the other Variable Investment Options or into the Fixed-Rate Option, as elected by you. The minimum amount that may be transferred into each option is $100 per transfer.

We must receive your signed written election of this option in Good Order at the Customer Service Office prior to the Monthly Processing Date on which such monthly transfers are to begin.

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The Dollar Cost Averaging Transfer Option will terminate:

•

when we receive your signed written request for cancellation in Good Order at the Customer Service Office at least 3 Business Days before the Monthly Processing Date on which a transfer would normally occur; or

•

if the portion of the Policy Account Value attributable to DCA Transfer Fund is less than the amount designated for transfer on a Monthly Processing Date. In this event, we will automatically transfer the portion of the Policy Account Value remaining in DCA Transfer Fund on a pro-rata basis into the other Variable Investment Options or into the Fixed-Rate Option, in accordance with your then current Dollar Cost Averaging transfer instructions.

You may change the transfer instructions under this option or reinstate this option if it has terminated. We must receive your signed written request in Good Order at the Customer Service Office prior to the Monthly Processing Date on which such change or reinstatement is to take effect.

Automatic Portfolio Rebalancing Option

Under this option you can elect to schedule automatic transfers among the Variable Investment Options so that a selected proportion of your Unloaned Policy Account Value is maintained in selected Variable Investment Options.

This option does not apply to the Fixed Rate Option. For the purposes of Automatic Portfolio Rebalancing, any portion of the Policy Account Value you have in the Fixed Rate Option is not considered in determining your total Unloaned Policy Account Value, and no transfers into or out of the Fixed Rate Option are permitted under this option.

We will automatically allocate your Unloaned Policy Account Value attributable to all of the Variable Investment Options to the specific Variable Investment Options you have elected under this option in the proportion you have elected under this option. The first such set of automatic transfers will be effected on the date you elect for such transfers to begin, provided your signed written request for Automatic Portfolio Rebalancing is received at our Customer Service Office on or before such date. If we are scheduled to perform Automatic Portfolio Rebalancing for your policy on a day that is not a Business Day, we will instead transact these changes on the next Business Day.

We will continue to reallocate your Unloaned Policy Account Value through automatic transfers every 3 months from the date this option first began, unless:

•	You have elected in writing to discontinue Automatic Portfolio Rebalancing. Your request to terminate the option will take effect on the next scheduled transfer date as described in this provision.

•

If any of the Variable Investment Options which are part of your election for allocating a portion of your Unloaned Policy Account Value ceases to be part of the Separate Account, this option will terminate.

You can reinstate this option if it has terminated in accordance with the rules stated in this provision.

The Dollar Cost Averaging Transfer Option and the Automatic Portfolio Rebalancing Option cannot both be in effect at the same time.

7. THE SEPARATE ACCOUNT

The Guardian Separate Account

The Variable Investment Options under this policy are funded by The Guardian Separate Account N (Account N). Account N is a separate investment account established by The Guardian Insurance & Annuity Company, Inc. (GIAC) under the laws of the state of Delaware. Account N is subject to the laws of the jurisdiction in which this policy is issued. Account N is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940 Act).

Account N is treated as a division of GIAC and is used to provide values and benefits for variable life insurance policies only. We own the assets in Account N. The assets in Account N are kept separate from our general account and our other separate accounts.

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Assets equal to the reserves and contract liabilities of Account N will not be charged with liabilities that arise from any other business we may conduct. We may transfer assets in excess of the reserves and contract liabilities of Account N to our general account. Income and realized and unrealized gains and losses from assets in each Variable Investment Option in Account N are credited to or charged against such Variable Investment Option without regard to income and realized and unrealized gains or losses in Account N’s other Variable Investment Options or in our general account, or other separate accounts. The valuation of all assets in Account N will be determined in accordance with all applicable laws and regulations.

Investment Divisions

Account N consists of a number of investment divisions or Variable Investment Options. Each investment division of Account N invests in shares of a registered investment company. Such a company may include a mutual fund or a separate portfolio of a mutual fund, each of which is managed by an investment adviser registered under the Investment Advisers Act of 1940. The investment divisions available on the Issue Date are listed in the then current prospectus for Account N as it relates to this policy. Each underlying investment company is more fully described in a separate prospectus. Any investment advisory fees and fund operating expenses, if applicable, are described in the appropriate prospectus.

Rights Reserved

We reserve the right to take certain actions which we deem necessary to serve the best interests of the owner and beneficiary, and appropriate to carry out the purposes of this policy.

We will exercise our reserved rights only when permitted by applicable law. When required by law, we will obtain your approval, as well as approval by the SEC and any appropriate regulatory authority. Examples of the actions we may take include:

•	deregistering Account N under the 1940 Act;

•	operating Account N in any form permitted under the 1940 Act, or in any other form permitted by law;

•	taking any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;

•	transferring any assets in an investment division into another investment division, or into one or more separate accounts, or into our general account;

•	adding, combining or removing investment divisions in Account N;

•

substituting, for the policy account values held in any investment division, the shares of another class issued by a mutual fund in which such values are invested or the shares of another investment company or any other investment permitted by law;

•	changing the way we deduct or collect charges under a policy, but without increasing the charges unless and to the extent permitted by other provisions of this policy;

•	modifying this policy as necessary to ensure that it continues to qualify as life insurance under Section 7702;

•

modifying, adding to, eliminating, or suspending the owner’s ability to allocate Net Premiums or transfer unloaned Policy Account Value amounts into any Variable Investment Option or into the Fixed-Rate Option;

•	making any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

We will notify you if any of these changes result in a material change in the underlying investments of an investment division of Account N to which any part of the Policy Account Value is allocated. Details of any such change will be filed with any regulatory authority where required and will be subject to any required approval.

If you object to the material change and a portion of the Policy Account Value is attributable to the affected investment division, then we will transfer that value into another investment division, or the Fixed-Rate Option. To effect such transfer, we must receive your signed written request in Good Order at the Customer Service Office within 60 days of the postmarked notice of material change. We will not deduct a transfer charge for this transaction.

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8. THE FIXED-RATE OPTION

The Fixed-Rate Option is an obligation of our general account. You may allocate all or part of any Net Premium to the Fixed-Rate Option. You may also transfer all or part of the Unloaned Policy Account Value attributable to the Variable Investment Options into the Fixed-Rate Option, subject to the “Allocations and Transfers” Section of this policy.

We will credit interest on all amounts allocated or transferred to the Fixed-Rate Option. Interest will accrue daily at a minimum guaranteed effective annual rate of 3% and will be credited to the Fixed-Rate Option whenever a financial transaction takes place under the policy. We may declare interest rates greater than 3% at our discretion. If a new interest rate is declared, it will apply to all funds in the Fixed-Rate Option from the date of declaration to the date the rate is changed again.

The annual statement to the owner shows the interest rate in effect on a Policy Anniversary if a portion of the Policy Account Value is then attributable to the Fixed-Rate Option. We will provide the interest rate in effect on any other date upon request.

9. POLICY ACCOUNT VALUE

The Policy Account Value is the sum of the values of the Variable Investment Options, the Fixed-Rate Option and the Loan Account attributable to this policy. On a Monthly Processing Date, the Policy Account Value is the sum of these values after subtracting the Monthly Deductions due on that date (unless specified otherwise in this policy).

Each Variable Investment Option has Investment Units and a related Unit Value.

The portion of the Policy Account Value attributable to a Variable Investment Option equals:

•	the number of Investment Units attributable to this policy which are in that Variable Investment Option;

multiplied by:

•	the applicable Unit Value for that Variable Investment Option.

The portion of the Policy Account Value attributable to the Fixed-Rate Option, and the Loan Account if any, is expressed as a dollar amount.

Investment Units

Amounts allocated, transferred or added to a Variable Investment Option are used to purchase Investment Units. Investment Units are redeemed and canceled when amounts are deducted, withdrawn or transferred from a Variable Investment Option. We determine the number of Investment Units purchased or redeemed in a Variable Investment Option by dividing the dollar amount of the transaction by the Unit Value for that Variable Investment Option at the close of the Business Day on which the transaction occurs.

Investment Unit Value

We determine the Unit Value for each Variable Investment Option at the close of every Business Day. The Unit Value for any Business Day is (a) multiplied by (b), where:

(a)	is the Unit Value for the Investment Unit at the close of business on the preceding Business Day; and

(b)	is the net investment factor, as described below, for the current Business Day.

Net Investment Factor

On any Business Day, the net investment factor for a Variable Investment Option is determined by dividing the sum of (a) and (b) by (c) where:

(a)	is the net asset value per share of the investments held by the Variable Investment Option at the close of the current Business Day;

(b)	is the per share amount of any dividends or other distributions made by the investments held by the Variable Investment Option on the current Business Day reduced by the sum of any federal, state, or local taxes payable by GIAC and allocated by GIAC to the Variable Investment Option; and

(c)	is the net asset value per share of the investments held by the Variable Investment Option at the close of the Business Day immediately preceding the current Business Day.

The net investment factor may be less than 1.00 since it is based on the investment experience of Account N.

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Monthly Deductions

On each Monthly Processing Date, we will deduct Monthly Deductions from the Variable Investment Options and, if applicable, the Fixed-Rate Option. The Monthly Deductions for a Policy Month are the sum of:

•	the monthly cost of insurance charge;

•	administrative charges;

•	the mortality and expense risk charge; and

•	the monthly costs for any riders.

The Monthly Deductions are calculated after we process any other requested transactions on the policy, such as premium payments, loan repayments, withdrawals, transfers and face amount changes.

Monthly Cost of Insurance

The monthly cost of insurance charge on each Monthly Processing Date equals the sum of the products of (a) and (b), where:

(a)	is the applicable cost of insurance rate in effect on that Monthly Processing Date; and

(b)	is the applicable Net Amount at Risk on the Monthly Processing Date, divided by 1,000.

The monthly cost of insurance charge is calculated after the deduction of all other monthly charges listed above.

Monthly cost of insurance rates applicable to the Net Amount at Risk are based on the insured’s underwriting class, sex, and the insured’s Attained Age. Cost of insurance is deducted from the Variable Investment Options and the Fixed-Rate Option in same proportion that the value in those options have to the Unloaned Policy Account Value.

We have the right to change the monthly cost of insurance rates. However, these rates will never exceed the maximum monthly cost of insurance rates shown in the table on the Policy Data pages. Any such change will be made on a uniform basis to all policies that are issued on this form for insureds who have the same underwriting class, sex, and Attained Age.

Any change in the monthly cost of insurance rates will be based on changes in future expectations for mortality, expenses, persistency, federal income taxes, state or local premium taxes, and/or our investment earnings. Changes in the monthly cost of insurance rates will be determined only prospectively and will not be made because of a deterioration in the insured’s health. Changes will not be made in order to recoup any prior losses or distribute prior gains. Any change in cost of insurance rates will comply with the procedures and standards on file with the insurance department for the jurisdiction where this policy is delivered.

Administrative Charges

The Monthly Deductions on each Monthly Processing Date include the administrative charges shown on the Policy Data pages. The administrative charges are not adjusted by subsequent decreases in Face Amount. This charge is deducted from the Variable Investment Options and the Fixed-Rate Option in the same proportion that the value in those options have to the Unloaned Policy Account Value.

Mortality and Expense Risk Charge

A mortality and expense risk charge is deducted monthly from the Variable Investment Options before the cost of insurance charges are determined. This charge is deducted in the same proportion that the value in those options has to the total value in all Variable Investment Options. The amount of this charge may vary by duration, and the charge is guaranteed never to exceed a maximum described on the Policy Data pages.

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10. PARTIAL WITHDRAWALS AND SURRENDER

Partial Withdrawals

At any time while the insured is living and while this policy is in force, you may request a partial withdrawal from the policy, subject to the conditions described below. All partial withdrawals will reduce the Unloaned Policy Account Value by the amount of the partial withdrawal. All or part of the partial withdrawal may also reduce the Total Face Amount of the policy, as described below.

The conditions for taking a partial withdrawal are as follows:

•	we must receive your signed written request in Good Order at the Customer Service Office;

•	the withdrawal must be at least equal to the minimum partial withdrawal amount shown on the Policy Data page;

•	the Basic Face Amount remaining after any reduction, as specified below, may not be less than the Minimum Basic Face Amount shown on the Policy Data pages; and

•

the amount of the Net Cash Surrender Value after a partial withdrawal must be at least equal to 3 times the most recent Monthly Deduction plus the amount of any exchange charge that may be applicable for that Policy Year.

A partial withdrawal will take effect as of the Business Day on which we receive your signed written request in Good Order for the withdrawal. In processing the partial withdrawal and in determining what part of the Total Face Amount, if any, must be reduced due to the withdrawal request, we will use values as of the close of that Business Day.

We will reduce the Total Face Amount by the amount of the partial withdrawal minus the amount by which (a) exceeds (b) where:

(a)	equals the Policy Account Value; and

(b)	equals the Face Amount, divided by the applicable Death Benefit Factor shown on the Policy Data pages.

We will first deduct the amount of any partial withdrawal from the Policy Account Value attributable to the Variable Investment Options specified in your request for the partial withdrawal. We will only deduct from the Fixed Rate Option if the partial withdrawal exceeds the Policy Account Value attributable to all Variable Investment Options. If you request a partial withdrawal without specifying the Variable Investment Options from which the withdrawal should be taken, we will process the withdrawal first in proportion to the relative amount you have in each Variable Investment Option and then from the Fixed-Rate Option.

We will not process any request for a partial withdrawal that exceeds the amount available. We reserve the right to limit the number of partial withdrawals to 12 a Policy Year. We will send revised Policy Data pages reflecting any reduction in benefits and values due to a partial withdrawal to the address the owner has designated.

Surrender

You may surrender this policy by sending us this policy and your signed written request in Good Order to our Customer Service Office. The surrender will take effect as of the close of the Business Day on which we receive the written request. Upon surrender, this policy will terminate and all insurance under this policy will end. If the surrender request is processed on a Monthly Processing Date, we will not deduct the Monthly Deductions due on that Date. The amount you will receive upon surrender is the Net Cash Surrender Value (or the Alternate Net Cash Surrender Value if you surrender during the first 83 Policy Months and the transaction is not intended to qualify as a tax-free exchange) less any exchange charge that may be applicable at that time.

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Alternate Net Cash Surrender Value

If this policy is surrendered during the first 83 policy months, the Net Cash Surrender Value will be increased by the following amounts:

•

a percentage of the premium charges and administrative charges that were previously deducted under this policy. This amount is calculated by multiplying the total of all Premium Charges and Administrative Charges deducted under this policy by the percentage shown on Page 3 ANCSV applicable to the number of full policy months that have passed from the Policy Date to the date of the surrender; plus

•	A portion of the cost of insurance charges that were previously deducted under this policy. This amount is calculated by (a)*(b)*(c) where:

(a) is the total of all cost of insurance charges deducted under this policy;

(b) is the COI ANCSV percentage shown on Page 3 ANCSV and

(c) is the applicable percentage shown on Page 3 ANSCV for the number of full policy months that have passed from the Policy Date to the date of the surrender.

The Net Cash Surrender Value plus the above amounts is called the Alternate Net Cash Surrender Value.

If this policy is fully surrendered during the first 83 policy months and the surrender proceeds are intended to be applied to an insurance policy or certificate issued in conjunction with intent to qualify the exchange as a tax free exchange under Section 1035 of the Internal Revenue Code, the Alternate Net Cash Surrender Value will not apply and the Net Cash Surrender Value may also be reduced by an Exchange Charge as described below.

The Alternate Net Cash Surrender Value is only available upon a full surrender of the policy. This amount is not used in determining partial withdrawals or the policy’s loan value or in determining the cost or credit associated with the Exchange of Policy provision. This amount is also not used in the calculation of the policy’s death benefit or net amount at risk, except in connection with the minimum death benefit required under Section 7702.

Exchange Charge

If this policy is fully surrendered during the first 10 Policy Years and the surrender proceeds are intended to be applied to an insurance policy or certificate issued in conjunction with intent to qualify the exchange as a tax free exchange under Section 1035 of the Internal Revenue Code, an exchange charge may be applied against the surrender proceeds. A table showing the Exchange Charge for a given policy year is shown on the Policy Data page. No exchange charge will apply to partial withdrawals or to any full surrender of the policy not intended to qualify as a tax free exchange under Section 1035 of the Internal Revenue Code.

11. POLICY LOANS

You may obtain a policy loan at any time while the insured is living. We must receive your signed written request in Good Order at our Customer Service Office. This policy must be assigned to us; this is the only security needed. The policy loan will take effect as of the Business Day on which we receive the written request. The minimum amount of a policy loan is $500.

Loan Value

The loan value is the maximum amount you can borrow on this policy. The loan value on any Business Day is the greater of 75% of the Net Cash Surrender Value or the result of the following:

•	98% of the Policy Account Value on that Business Day; less

•	the amount of any exchange charge that would be applicable for that Policy Year; less

•	the amount of any Policy Debt on that Business Day; less

•	the amount of any interest which will accrue on any existing Policy Debt and the new requested loan from the current Business Day to the next Policy Anniversary; less

•	the amount of the most recent Monthly Deductions made multiplied by the number of Monthly Processing Dates that will occur between the current Business Day and the next Policy Anniversary.

Policy Debt at Death

Any Policy Debt not repaid upon the insured’s death will be deducted from the death proceeds.

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Loan Interest

Loan interest accrues daily and is payable in arrears on each Policy Anniversary. The annual interest rate charged on policy loans is 4% until the date shown on the Policy Data page, and 3.5% thereafter. Compound interest is used. Any accrued and unpaid interest as of the Policy Anniversary will be capitalized and added to the Loan Amount and will be charged interest at the same rate. This occurs after Monthly Deductions are processed on that date.

See the “Loan Repayment” provision for interest on a date a loan repayment is made.

Loan Account

When you take a policy loan, we transfer an amount equal to the Loan Amount from the Variable Investment Options and the Fixed-Rate Option into a Loan Account. Amounts transferred from the Variable Investment Options into the Loan Account no longer share in the investment experience of the Options from which they were transferred. Amounts transferred from the Fixed-Rate Option no longer earn the rate of interest which applies to the Fixed-Rate Option.

We will first transfer the Loan Amount from the Policy Account Value attributable to the Variable Investment Options specified in the owner’s request for the loan. We will only transfer the Loan Amount from the Fixed-Rate Option if the requested loan exceeds the Policy Account Value attributable to all Variable Investment Options. If you request a loan without specifying the Variable Investment Options from which the loan should be taken, we will process the loan in proportion to the relative amount you have in each Variable Investment Option and then from the Fixed-Rate Option.

We will not process any request for a Loan Amount that exceeds the loan value.

Amounts in the Loan Account also earn interest from the Business Day of the transfer at an effective yearly rate of 3%. Interest accrues daily and is credited to the Loan Account whenever a financial transaction takes place under the policy. The interest we credit to the Loan Amount remains in the Loan Account until the next Policy Anniversary. On the Policy Anniversary, interest due on the loan becomes payable. If you do not pay this interest, we will attempt to pay it using values in your policy. In doing so, we will first use any interest that has accrued on the outstanding loan that was credited to the Loan Account. If this interest is not sufficient to cover the loan interest due, we will transfer an amount needed to increase the Loan Account to equal the Policy Debt. This amount will be transferred from the Variable Investment Options in proportion to the relative amounts you have in these Options and then from the Fixed-Rate Option. If there is not enough Unloaned Policy Account Value to cover the full transfer, then we will transfer what is available and you must make a loan repayment to cover the difference within 61 days or the policy will lapse. We will send notification of this situation to the address the owner has designated, as well as to any assignee, at least 30 days before the policy lapses and advise you of this situation.

Loan Repayment

Any outstanding Policy Debt may be repaid at any time before the insured’s death while this policy is in force. Any outstanding Policy Debt may also be repaid within 60 days after the insured’s death if the policy was in force on the date of the insured’s death and the death proceeds of this policy have not been paid in one sum or applied under a payment option. All loan repayments are credited to the policy as of the close of the Business Day on which we receive the payment at our Customer Service Office.

In general, loan repayments are applied first to pay loan interest due but not yet capitalized, and then to loan principal outstanding. The specific procedure depends on:

(a)	the amount of the loan repayment; and

(b)	the amount of loan interest that has accrued but not yet been capitalized.

If (a) is greater than or equal to (b), we will reduce the interest that has accrued but not yet been capitalized and the interest credited to the loaned amount since the previous policy anniversary to zero. The amount by which the loan repayment exceeds the loan interest that has accrued but not yet been capitalized will reduce the Loan Amount. We do this by transferring an amount equal to the excess from the Loan Account to the Allocation Options based on your instructions provided with the loan repayment. If you do not designate specific Allocation Options to which this transfer should be made, we will use your most current allocation instructions for premium payments.

11-CVUL	Page 19	{POL NO}

If (a) is less than (b), then we will reduce both the interest credited to the Loan Amount since the previous Policy Anniversary and the difference between the interest credited to the Loan Amount and the loan interest that has accrued but not yet been capitalized, by the ratio of (a) divided by (b). The amount by which the interest credited is reduced is transferred from the Loan Account to the Allocation Options as stated above.

12. EXCHANGE OF POLICY

The owner may exchange this policy for a new fixed-benefit policy on the life of the insured at any time during the first 2 Policy Years. Evidence of insurability will not be required. The values under the new policy will not be available for allocation to the Variable Investment Options or the Fixed-Rate Option. This exchange is subject to the following conditions:

•	We must receive your signed written request at our Customer Service office in Good Order. This policy must be surrendered to us;

•	this policy must be in force with all due Monthly Deductions paid to the exchange date;

•	the exchange cost, if any, must be paid to the issuing company (see “Exchange Cost or Credit” below);

•	any outstanding Policy Debt must be repaid to us;

•

the new policy will be a level annual premium whole life plan that we make available for this purpose and that is being issued by us or our parent company on the exchange date. Our parent company is The Guardian Life Insurance Company of America;

•	the new policy will have the same Policy Date as this policy;

•	the face amount of the new policy will be the same as the Total Face Amount for this policy;

•

the new policy’s underwriting class will be based on the underwriting classes made available by the issuing company and will be comparable to the underwriting class of this policy. However, it will be subject to any face amount limitations then in effect;

•

premiums for the new policy will be based on the published rates of the issuing company on the exchange date. The premiums will depend on the new policy’s plan, face amount and underwriting class, and the insured’s Age and sex;

•	the contestable and suicide periods for the new policy will be measured from the Issue Date of this policy; and

•	the new policy will be subject to any existing assignment of this policy.

Riders

Additional benefit riders will be available on the new policy only if the issuing company agrees. Satisfactory evidence of insurability will be required. All riders on the new policy will be subject to the issuing company’s rules on the exchange date.

Exchange Cost or Credit

In some cases, there may be an exchange cost or credit, depending on the amount applied to the new policy.

We use the following 2 values to determine the amount of the exchange cost or credit:

(a)	the cumulative premiums for the new policy with an annual interest rate of 6%, less the cumulative premiums for this policy with an annual interest rate of 6%; and

(b)	the cash value of the new policy, less this policy’s Net Cash Surrender Value on the exchange date and less any applicable exchange charge.

If either or both of these values are greater than zero, then you must pay an exchange cost to the issuing company. If both of these values are less than zero, then the issuing company will pay you an exchange credit. The exchange cost will be the greater of (a) and (b); if one value is positive and one value is negative, the exchange cost will be the positive value. The exchange credit will be the greater of (a) and (b), meaning the amount which is closer to zero.

In calculating any exchange cost or credit, we reserve the right to assess an additional charge if the insured is in a substandard risk class. This charge would be based on the substandard reserve for the new policy.

When an exchange credit is payable, it may be used to purchase paid-up additions under the new policy.

11-CVUL	Page 20	{POL NO}

Exchange Date

The exchange date is the Issue Date of the new policy. This date is the later of: (a) the Business Day on which we receive your signed written request for exchange in Good Order and this policy at the Customer Service Office; or (b) the Business Day the issuing company receives any exchange cost payable by you.

13. PAYMENT OPTIONS

Payment of Proceeds

The proceeds of this policy will be paid in one sum, unless otherwise provided. All or part of this sum may be applied under any payment option described below or in any other manner we approve. The payee under any payment option must be a natural person.

Election of Payment Options

During the insured’s lifetime, you may choose any option for payment of the death proceeds. If no election is in force when the proceeds become payable, the payee may make an election. For death proceeds, election must be made within one year after the insured’s death. For other proceeds, election must be made within 60 days after the proceeds become payable.

You may appoint a secondary payee to receive any payments remaining after the death of the payee. Upon the death of any payee receiving payments under an option, the remaining payments will be continued to the secondary payee or paid in one sum as described in the “Termination” provision, whichever is elected.

Any election must be in a written form satisfactory to us. Payment options are fixed and do not vary with the performance of the variable investment options.

Options Available

Option 1 - Proceeds Left at Interest: We will hold the proceeds, making monthly interest payments. The yearly guaranteed interest rate is 3%.

Option 2 - Payments of a Specified Amount: We will make monthly payments of a specified amount until the proceeds and interest are fully paid. The total amount paid each year must be at least 10% of the original proceeds. Interest will be added to the proceeds each year; the yearly guaranteed interest rate is 3%.

Option 3 - Payments for a Specified Period: We will make monthly payments for the number of years elected. The guaranteed monthly payments shown in the Option 3 table on the following page include interest at 3% per year.

Option 4 - Life Income with 10 Years Guaranteed: We will make monthly payments for 10 years and for the remaining lifetime of the person on whose life the option is based. The guaranteed monthly payments shown in the Option 4 table on the following page include interest at 3% per year.

Option 5 - Refund Life Income: We will make monthly payments until the total amount paid equals the proceeds settled, and for the remaining lifetime of the person on whose life the option is based. The guaranteed monthly payments shown in the Option 5 table on the following page include interest at 3% per year.

Option 6 - Joint and Survivor Income with 10 Years Guaranteed: We will make monthly payments for 10 years and for the remaining lifetime of either of the two persons on whose lives the option is based. The guaranteed monthly payments shown in the Option 6 table include interest at 3% per year.

The Payment Option Tables for options 4, 5 and 6 are based on the Annuity 2000 Mortality Tables (male and female), projected 20 years to the year 2020 by 100% of male Scale G factors for males and 50% of female Scale G factors for females.

11-CVUL	Page 21	{POL NO}

Payment Provisions

The effective date of any option is the date the proceeds become payable. This date is the option date. Death proceeds are payable as of the date of the insured’s death. At least $5,000 must be applied under each option selected, and each periodic payment must be at least $50. The first payment under Option 1 is due one month after the option date. The first payment under Option 2, 3, 4, 5, or 6 is due on the option date. We require satisfactory proof of age of any person on whose life the option is based before any payment is made. Under Option 4, 5, or 6, the present value of future benefits may not be withdrawn.

Termination

Upon termination of either Option 1 or Option 2, we will pay any unpaid proceeds with any accrued interest. Upon termination of Option 3, we will pay the present value on the basis of 3% yearly compound interest of any unpaid payments for the specified period. Upon termination of Option 4, 5, or 6, we will pay the present value of any unpaid payments for the guaranteed period, which is derived using the interest rate which was used in computing the actual monthly payment.

11-CVUL	Page 22	{POL NO}

PAYMENT OPTION TABLES

OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

GUARANTEED MONTHLY PAYMENTFOR EACH $1000 OF PROCEEDS

Years	1	2	3	4	5	6	7	8	9	10
Amount	$84.47	42.86	28.99	22.06	17.91	15.14	13.16	11.68	10.53	9.61

Years	11	12	13	14	15	16	17	18	19	20
Amount	$8.86	8.24	7.71	7.26	6.87	6.53	6.23	5.96	5.73	5.51

Years	21	22	23	24	25	26	27	28	29	30
Amount	$5.32	5.15	4.99	4.84	4.71	4.59	4.47	4.37	4.27	4.18

OPTIONS 4 AND 5 - GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS+

	Option 4		Option 5
Age	Male	Female	Male	Female

20	2.93	2.89	2.92	2.88
21	2.95	2.90	2.94	2.89
22	2.97	2.92	2.95	2.91
23	2.98	2.93	2.97	2.92
24	3.00	2.95	2.99	2.94
25	3.02	2.96	3.00	2.95
26	3.04	2.98	3.02	2.97
27	3.06	3.00	3.04	2.99
28	3.08	3.02	3.06	3.01
29	3.10	3.04	3.08	3.03

30	3.12	3.06	3.10	3.05
31	3.15	3.08	3.13	3.07
32	3.17	3.10	3.15	3.09
33	3.20	3.12	3.17	3.11
34	3.22	3.15	3.20	3.13
35	3.25	3.17	3.23	3.16
36	3.28	3.20	3.25	3.18
37	3.31	3.23	3.28	3.21
38	3.35	3.26	3.31	3.24
39	3.38	3.29	3.34	3.26

40	3.42	3.32	3.38	3.29
41	3.45	3.35	3.41	3.32
42	3.49	3.39	3.44	3.36
43	3.53	3.42	3.48	3.39
44	3.58	3.46	3.52	3.43
45	3.62	3.50	3.56	3.46
46	3.67	3.54	3.60	3.50
47	3.72	3.59	3.64	3.54
48	3.77	3.63	3.69	3.58
49	3.82	3.68	3.74	3.63

50	3.87	3.73	3.79	3.67
51	3.93	3.79	3.84	3.72
52	3.99	3.84	3.89	3.77
53	4.06	3.90	3.95	3.82

	Option 4		Option 5
Age	Male	Female	Male	Female

54	4.13	3.96	4.01	3.88
55	4.20	4.03	4.07	3.94
56	4.27	4.10	4.13	4.00
57	4.35	4.17	4.20	4.06
58	4.43	4.24	4.27	4.13
59	4.52	4.32	4.34	4.20
60	4.61	4.41	4.42	4.27
61	4.71	4.50	4.50	4.35
62	4.81	4.59	4.59	4.43
63	4.92	4.69	4.68	4.52

64	5.03	4.80	4.77	4.61
65	5.15	4.91	4.87	4.70
66	5.28	5.03	4.97	4.81
67	5.41	5.16	5.08	4.91
68	5.54	5.29	5.20	5.03
69	5.68	5.43	5.32	5.15
70	5.83	5.57	5.44	5.27
71	5.98	5.73	5.58	5.41
72	6.14	5.89	5.72	5.55
73	6.30	6.06	5.86	5.70

74	6.46	6.24	6.02	5.86
75	6.63	6.42	6.18	6.03
76	6.80	6.61	6.35	6.20
77	6.97	6.81	6.53	6.39
78	7.15	7.00	6.72	6.59
79	7.33	7.20	6.92	6.80
80	7.51	7.40	7.13	7.03
81	7.68	7.60	7.35	7.26
82	7.86	7.80	7.59	7.52
83	8.03	7.99	7.83	7.78

84	8.19	8.17	8.09	8.06
85	8.35	8.34	8.37	8.35

+	Guaranteed monthly payments for any ages not shown will be furnished upon request.

11-CVUL	Page 23	{POL NO}

PAYMENT OPTION TABLES— cont’d

OPTION 6- GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS+

Female					Male Age
Age	50	51	52	53	54	55	56	57	58	59

50	3.44	3.46	3.48	3.50	3.51	3.53	3.54	3.55	3.57	3.58
51	3.47	3.49	3.50	3.52	3.54	3.56	3.57	3.59	3.60	3.62
52	3.49	3.51	3.53	3.55	3.57	3.58	3.60	3.62	3.63	3.65
53	3.51	3.53	3.55	3.57	3.59	3.61	3.63	3.65	3.67	3.69
54	3.53	3.55	3.58	3.60	3.62	3.64	3.66	3.68	3.70	3.72
55	3.55	3.58	3.60	3.62	3.65	3.67	3.69	3.72	3.74	3.76
56	3.57	3.60	3.62	3.65	3.67	3.70	3.72	3.75	3.77	3.79
57	3.59	3.62	3.65	3.67	3.70	3.73	3.75	3.78	3.80	3.83
58	3.61	3.64	3.67	3.70	3.73	3.75	3.78	3.81	3.84	3.86
59	3.63	3.66	3.69	3.72	3.75	3.78	3.81	3.84	3.87	3.90
60	3.64	3.68	3.71	3.74	3.78	3.81	3.84	3.87	3.90	3.94
61	3.66	3.70	3.73	3.76	3.80	3.83	3.87	3.90	3.94	3.97
62	3.68	3.71	3.75	3.79	3.82	3.86	3.90	3.93	3.97	4.00
63	3.69	3.73	3.77	3.81	3.84	3.88	3.92	3.96	4.00	4.04
64	3.71	3.75	3.79	3.83	3.87	3.91	3.95	3.99	4.03	4.07
65	3.72	3.76	3.80	3.84	3.89	3.93	3.97	4.02	4.06	4.10
66	3.73	3.78	3.82	3.86	3.91	3.95	4.00	4.04	4.09	4.13
67	3.75	3.79	3.83	3.88	3.92	3.97	4.02	4.07	4.12	4.16
68	3.76	3.80	3.85	3.89	3.94	3.99	4.04	4.09	4.14	4.19
69	3.77	3.81	3.86	3.91	3.96	4.01	4.06	4.11	4.17	4.22
70	3.78	3.83	3.87	3.92	3.97	4.03	4.08	4.14	4.19	4.25

Female						Male Age
Age	60	61	62	63	64	65	66	67	68	69	70

50	3.59	3.60	3.61	3.62	3.63	3.64	3.65	3.66	3.67	3.67	3.68
51	3.63	3.64	3.65	3.66	3.67	3.68	3.69	3.70	3.71	3.72	3.72
52	3.66	3.68	3.69	3.70	3.72	3.73	3.74	3.75	3.76	3.76	3.77
53	3.70	3.72	3.73	3.75	3.76	3.77	3.78	3.79	3.80	3.81	3.82
54	3.74	3.76	3.77	3.79	3.80	3.82	3.83	3.84	3.85	3.86	3.87
55	3.78	3.80	3.81	3.83	3.85	3.86	3.88	3.89	3.90	3.92	3.93
56	3.81	3.84	3.86	3.87	3.89	3.91	3.93	3.94	3.96	3.97	3.98
57	3.85	3.88	3.90	3.92	3.94	3.96	3.98	3.99	4.01	4.02	4.04
58	3.89	3.92	3.94	3.96	3.99	4.01	4.03	4.05	4.06	4.08	4.10
59	3.93	3.96	3.98	4.01	4.03	4.06	4.08	4.10	4.12	4.14	4.16
60	3.97	4.00	4.02	4.05	4.08	4.11	4.13	4.15	4.18	4.20	4.22
61	4.00	4.04	4.07	4.10	4.13	4.16	4.18	4.21	4.24	4.26	4.28
62	4.04	4.08	4.11	4.14	4.18	4.21	4.24	4.27	4.29	4.32	4.35
63	4.08	4.11	4.15	4.19	4.22	4.26	4.29	4.32	4.35	4.38	4.41
64	4.11	4.15	4.19	4.23	4.27	4.31	4.35	4.38	4.41	4.45	4.48
65	4.15	4.19	4.23	4.28	4.32	4.36	4.40	4.44	4.48	4.51	4.55
66	4.18	4.23	4.27	4.32	4.36	4.41	4.45	4.50	4.54	4.58	4.61
67	4.21	4.26	4.31	4.36	4.41	4.46	4.51	4.55	4.60	4.64	4.68
68	4.25	4.30	4.35	4.40	4.46	4.51	4.56	4.61	4.66	4.71	4.75
69	4.28	4.33	4.39	4.44	4.50	4.56	4.61	4.67	4.72	4.77	4.82
70	4.31	4.36	4.42	4.48	4.54	4.60	4.66	4.72	4.78	4.84	4.89

+	Guaranteed monthly payments for any ages not shown will be furnished upon request.

11-CVUL	Page 24	{POL NO}

14. GENERAL PROVISIONS

The Contract

The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements, the original application and any subsequent applications for changes that are attached to this policy. We relied upon the application(s) in issuing this policy. All statements in the application(s) are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations and not warranties. No statement will be used to contest this policy unless contained in the application(s).

Only the President, a Vice President, or the Secretary of GIAC may make or modify this policy. No agent has the authority to change this policy, waive any provision of this policy or any of GIAC’s requirements; or waive an answer to any question in the application(s).

We will not be bound by any promise or statement made by any agent or other person except as stated above.

Basis of Values

The maximum cost of insurance rates under this policy are based on the Commissioners’ 2001 Standard Ordinary Mortality Table, age nearest birthday, male or female, smoker or non-smoker (if this policy is issued on a Guaranteed Issue basis, values are not smoker/non-smoker distinct). All policy values equal or exceed those required by any state statute. A detailed statement of the method of computing these values has been filed with each state insurance department.

Age 121

If the insured is living on the Maturity Date, and the Policy Account Value less any Policy Debt is greater than zero, the policy will remain in force past the Maturity Date if the policy is not then surrendered. If the policy continues, then beginning on this date:

•	no further monthly deductions will be made from the Policy Account Value;

•	no further premiums will be accepted;

•	no partial withdrawals will be allowed but you can surrender the policy, subject to the terms of the “Partial Withdrawals and Surrender” provision

Age and Sex

If the age or sex of the insured has been misstated, the amount of death benefit for the Basic Policy will be that which would be purchased by the most recent deduction for the cost of insurance charge based on the correct age and sex; the amount of death benefit for any riders will be that which would be purchased by the most recent deduction for rider charges based on the correct age and sex.

Incontestability

This policy will be incontestable after it has been in force during the insured’s lifetime for 2 years from its Issue Date. Any increase to the Supplemental Face Amount for which we required evidence of insurability will be incontestable after it has been in force during the insured’s lifetime for 2 years from the date the increase takes effect. If we successfully contest an increase in the Total Face Amount, the death benefit will be the amount that would have been payable had such increase not taken effect.

If this policy is reinstated, the policy will have a new 2 year contestable period from the date of reinstatement. A contest of a reinstated policy will only be based upon representations made in the reinstatement application, unless the policy is still within the original 2 year contestable period.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.

Suicide Exclusion

If the insured commits suicide, while sane or insane, within 2 years from the Issue Date, our liability will be limited to the greater of (a) or (b) as of the date of death, where:

(a)	is the sum of all premium payments made under this policy, less any Policy Debt and any partial withdrawals;

(b)	is the Policy Account Value less any Policy Debt.

If the insured commits suicide, while sane or insane within 2 years from the effective date of any increase in the Total Face Amount, our liability with respect to such increase will be limited to the cost of insurance for such increase.

11-CVUL	Page 25

GENERAL PROVISIONS (Cont’d)

Deferment

We reserve the right to defer calculation and payment of this policy’s benefits which are attributable to the Variable Investment Options when:

•	the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings);

•	the Securities and Exchange Commission restricts trading or determines that an emergency exists; or

•	a Variable Investment Option’s corresponding mutual fund lawfully suspends payment or redemption of its shares.

In such situations, we may defer:

•	determination or payment of a partial withdrawal, surrender or death proceeds (we may defer payment of death proceeds for up to 2 months only);

•	determination or payment of policy loans;

•	transfers among the Variable Investment Options; or

•	allocation of Net Premiums to the Variable Investment Options.

We may defer the following transactions from the Fixed-Rate Option for up to 6 months from the Business Day we receive your signed written request in Good Order at the Customer Service Office:

•

determination or payment of a partial withdrawal, surrender or policy loan (except if the loan is to pay premiums due the company. GIAC will pay interest on deferred partial withdrawals and surrenders at a rate not less than 3% a year if any such payment is deferred 30 days or more;

•	determination or payment of policy loans; or

•	transfers from the Fixed-Rate Option.

Communications with GIAC

We receive all communications only at our Customer Service Office. Please include the policy number, the full names of the owner and insured, and the owner’s current address in all correspondence with us.

Payments by GIAC

All amounts payable by us are payable at the Customer Service Office.

Statement to the Owner

We will provide a written statement to you once each year. We will send the statement soon after each Policy Anniversary to the address the owner has designated.

The statement will show the following information as of the most recent Policy Anniversary:

•	the beginning and end dates of the current report period;

•	the amount of the current death benefit;

•	the Policy Account Value and the portion of the Policy Account Value attributable to the Variable Investment Options and the Fixed-Rate Option;

•	the Alternate Net Cash Surrender Value and Net Cash Surrender Value;

•	the premiums paid, and charges deducted since the last statement;

•	any transfers or partial withdrawals since the last statement; and

•	any outstanding Policy Debt.

The statement will also include any other information required by the jurisdiction where this policy is delivered.

11-CVUL	Page 26

The Guardian	A stock Company
Insurance & Annuity	Incorporated in the
Company, Inc.	State of Delaware
Customer Service Office:
P.O. Box 26210
Lehigh Valley, PA 18002-6210

Variable Universal Life Insurance Policy

•	Flexible premiums payable during the insured’s lifetime

•	Adjustable death proceeds payable upon insured’s death if policy is in force

•	Investment experience reflected in benefits

•	Non-participating—No dividends payable

11-CVUL